Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606 www.boeing.com
Muilenburg Elected Chairman of Boeing Board of Directors

CHICAGO, Feb. 22, 2016 - The Boeing [NYSE: BA] board of directors has elected Dennis A. Muilenburg as its next chairman, effective March 1. He succeeds W. James (Jim) McNerney, Jr., who is stepping down from the board, while Boeing independent Lead Director Kenneth M. Duberstein continues in that role.
Muilenburg, 52, succeeded McNerney as Boeing’s 10th chief executive and joined the board last July. At that time, McNerney, 66, continued in the chairman role and announced his intent to retire from the company later this month.
“On behalf of the Boeing board, I want to thank Jim again for more than 10 years of dedicated service as chairman and for the transformational leadership that guided the company through an important period of renewal and growth,” Duberstein said. “Dennis has proved that he has the leadership skills, energy and vision to build on the strong foundation that Jim established. We look forward to working with him for many years to come as we continue to serve our customers and shareholders, and create new opportunities for Boeing’s next one hundred years,” he added.
McNerney joined the Boeing board in 2001 and was elected chairman in 2005.
From 2013-2015 Muilenburg was Boeing president and chief operating officer, sharing with McNerney oversight of day-to-day business operations and stakeholder engagement. Prior to that he served as president and CEO of Boeing Defense, Space & Security and, before that, as president of that unit’s services and support business. His experience includes numerous assignments in engineering and program management across the company.
Muilenburg joined the company in 1985 as an engineering intern in Seattle. He earned a bachelor’s degree in aerospace engineering from Iowa State University and a master’s in aeronautics and astronautics from the University of Washington.
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